Exhibit 99.1
FOR IMMEDIATE RELEASE

Stoneridge Enters Into New Asset-Based Credit Facility

– New facility improves flexibility compared with previous credit agreement –
– Provisions enhanced to allow PST acquisition –
– Term extended to 2016 –

Warren, Ohio, December 2, 2011 – Stoneridge, Inc. (NYSE: SRI) today announced the Company entered into a new asset-based credit facility which permits borrowing up to a maximum level of $100 million.  This Second Amended and Restated Credit and Security Agreement (the “New Agreement”) replaces the current asset-based facility which was to expire on November 1, 2012.

The new agreement does not contain financial performance covenants which would constrain the Company’s borrowing capacity. However, the new agreement contains restrictions which have been enhanced from our previous agreement and includes increased limits on capital expenditures, operating leases, investments and other activities in negative covenants some of which are based on levels of undrawn availability.  In addition, the new agreement increases the sublimit on Mexican inventory which has increased as our operations have continued to expand. This will increase the borrowing base but will have no effect on the $100 million limit.

The credit facility expires on December 1, 2016, and requires the payment of a facility fee of 0.30% to 0.40%, based on the Company’s undrawn availability, as defined.  Interest is payable monthly at either (i) the higher of the prime rate or the federal funds rate plus 0.50%, plus a margin of 0.20% to 0.85% or (ii) LIBOR plus a margin of 1.20% to 1.85%, depending on the Company’s undrawn availability, as defined.

“The new credit facility will offer Stoneridge greater flexibility in financing our growth initiatives such as the recently announced PST transaction to purchase an additional 24% ownership in our Brazilian joint venture,” said George E. Strickler, executive vice president and chief financial officer. “The terms of our new facility will aid us in meeting our strategic growth objectives for years to come  in an uncertain financial environment.”

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in commercial vehicle, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443